Exhibit 99.1

Health Insurance Innovations, Inc., Appoints Healthcare Financial Expert Paul Gabos to Board of Directors

TAMPA, Fla., Aug. 12, 2013 – Health Insurance Innovations, Inc. (NASDAQ:HIIQ) (“HII” or “Company”), a leading developer and administrator of affordable, cloud-based individual health insurance plans and ancillary products, today announced the appointment of healthcare financial expert Paul Gabos to its Board of Directors. Mr. Gabos was most recently Chief Financial Officer of Lincare Holdings Inc. until the company’s acquisition in August 2012 by Linde Group AG for approximately $4.7 billion. Mr. Gabos replaces Gary Raeckers on the Board who remains in the position of Chief Operating Officer of HII.

“Paul Gabos is a veteran of the public healthcare provider sector, with over 20 years of successful business building experience,” said Michael Kosloske, Chairman, President and Chief Executive Officer of Health Insurance Innovations. “His extensive experience and unique insight into the healthcare services industry will provide an immediate value-add to our Board of Directors during a period of rapid expansion at Health Insurance Innovations.”

Mr. Gabos served as CFO of Lincare Holdings Inc., a home healthcare services company with approximately $2 billion in annual revenues, from 1997 until its acquisition in 2012. During his 20-year tenure at Lincare, Mr. Gabos’ multiple achievements included growth in annual revenues from $349 million to $2.0 billion, an increase in market share from 11% to 28%, compounded annual returns to shareholders of 14% over 15 years, purchase and integration of over 200 business acquisitions and execution of multiple debt financings, including the placement of $2.1 billion of debt instruments. Since 2002, Mr. Gabos has served as a member of the Board of Directors of MEDNAX, Inc. (NYSE: MD), a publicly-traded physician practice management company, where he serves as Audit Committee Chairman and a member of the Executive Committee of the Board. He is also a member of the Board of Directors of privately-held Life Line Screening Holdings, LLC. Prior to Lincare, Mr. Gabos was a merger and acquisition specialist with Dean Witter Reynolds Inc. and also worked for Coopers & Lybrand. Mr. Gabos holds a B.S. in Economics from The Wharton School of the University of Pennsylvania.

About Health Insurance Innovations, Inc.

Health Insurance Innovations, Inc. creates customizable and affordable, high-quality health insurance products and supplemental services through partnerships with best-in-class carriers. The Company utilizes its pioneering, next-generation cloud-based technology platform to provide insurance agents with real-time health insurance solutions, allowing them to tailor plans to fit consumers’ budgets and needs.

Additional information about HII can be found at www.hiiquote.com. The reference to our website is not intended to incorporate our website into this press release.

CONTACT:

Health Insurance Innovations, Inc.:

Michael Hershberger

Chief Financial Officer

(877) 376 5831 ext.313

mhershberger@hiiquote.com

Investor Contact:

Susan Noonan

S.A. Noonan Communications, LLC

(212) 966 3650

susan@sanoonan.com

Media Contact:

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

andreas.marathis@russopartnersllc.com